Exhibit 99.1
LEXICON PHARMACEUTICALS REPORTS 2nd QUARTER FINANCIAL RESULTS, PROVIDES CLINICAL PIPELINE UPDATE

•	Pivotal Phase 3 trial for telotristat etiprate in carcinoid syndrome meets primary endpoint

•	Enrollment progressing in pivotal Phase 3 trials of sotagliflozin for type 1 diabetes

Conference Call and Webcast TODAY, August 7, at 8:30 a.m. Eastern Time

The Woodlands, Texas, August 7, 2015 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), today reported financial results for the second quarter ended June 30, 2015 and provided an overview of key milestones for the company’s lead drug candidates.

Earlier this week, Lexicon announced that its most advanced drug candidate, telotristat etiprate, achieved statistically significant results in treating carcinoid syndrome in cancer patients whose condition is not adequately controlled with the standard of care, meeting the pivotal Phase 3 study’s primary endpoint.

“We are very pleased with these top-line results and are committed to bringing this innovative treatment to cancer patients impacted by this severe, chronic and life-limiting condition,” said Lexicon President and Chief Executive Officer Lonnel Coats. “These results support our plan to work closely with the FDA to expeditiously file our first new drug application.”

Pipeline Progress

Lexicon is applying its gene science, based on Nobel Prize winning technology, to discover and advance promising targeted drug candidates through pre-clinical and clinical development. Lexicon is focused on its most advanced drug candidates: telotristat etiprate for carcinoid syndrome, a rare condition that impacts thousands of cancer patients with metastatic neuroendocrine tumors, and sotagliflozin for type 1 diabetes.

Telotristat etiprate is the first investigational drug in clinical studies to target tryptophan hydroxylase (TPH), an enzyme that triggers the excess serotonin production within metastatic neuroendocrine tumor cells that leads to carcinoid syndrome, a condition characterized by debilitating diarrhea, facial flushing, abdominal pain, heart valve damage and other serious consequences.

Top-line results from Lexicon’s Phase 3 TELESTAR study show that patients who added telotristat etiprate to the standard of care at both the 250 mg and 500 mg doses experienced a statistically significant reduction from baseline compared to placebo in the average number of daily bowel movements over the 12-week study period (p<0.001), meeting the study’s primary endpoint.

Telotristat etiprate has received Fast Track and Orphan Drug designation from the U.S. Food and Drug Administration (FDA). If approved, telotristat etiprate would be the first oral treatment successfully developed for carcinoid syndrome and the first addition to the standard of care in more than 16 years.1

Sotagliflozin is a dual inhibitor of sodium-glucose transporters 1 and 2 (SGLT1 and SGLT2) currently being studied in type 1 diabetes. Sotagliflozin is the first investigational medicine to target both of these two proteins which are responsible for glucose regulation and has been shown in a Phase 2 study to improve glycemic control in people with type 1 diabetes while at the same time reducing their need for mealtime insulin. Lexicon has begun enrollment in both of its pivotal Phase 3 clinical trials of sotagliflozin. In parallel with Phase 3 development, Lexicon is also conducting a Phase 2 clinical trial in collaboration with JDRF that focuses on young adults with type 1 diabetes and high A1C, a measure of elevated blood glucose levels.

Financial Highlights

Revenues: Lexicon’s revenues for the three months ended June 30, 2015 decreased to $0.4 million from $0.7 million for the corresponding period in 2014, and for the six months ended June 30, 2015 increased to $2.2 million from $1.0 million for the corresponding period in 2014.

Research and Development Expenses: Research and development expenses for the three months ended June 30, 2015 decreased two percent to $20.8 million from $21.2 million for the corresponding period in 2014. For the six months ended June 30, 2015, research and development expenses decreased eight percent to $41.6 million from $45.1 million for the corresponding period in 2014.

Change in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. The change in fair value of the Symphony Icon purchase liability was ($12,000) and $0.4 million for the three months ended June 30, 2015 and 2014, respectively, and was $1.7 million and $1.6 million for the six months ended June 30, 2015 and 2014, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended June 30, 2015 increased 22 percent to $6.3 million from $5.2 million for the corresponding period in 2014, primarily due to increased consulting costs in preparation for commercialization of telotristat etiprate. For the six months ended June 30, 2015, general and administrative expenses increased 11 percent to $12.0 million from $10.8 million for the corresponding period in 2014.

Consolidated Net Loss: Net loss for the three months ended June 20, 2015 was $28.1 million, or $0.27 per share, compared to a net loss of $26.0 million, or $0.35 per share, in the corresponding period in 2014. Net loss for the six months ended June 30, 2015 was $56.2 million, or $0.54 per share, compared to a net loss of $56.9 million, or $0.77 per share, in the corresponding period in 2014. For the three and six months ended June 30, 2015, net loss included non-cash, stock-based compensation expense of $1.8 million and $3.7 million, respectively. For the three and six months ended June 30, 2014, net loss included non-cash, stock-based compensation expense of $1.8 million and $4.1 million, respectively.

Cash and Investments: As of June 30, 2015, Lexicon had $282.5 million in cash and investments, as compared to $315.1 million as of March 31, 2015 and $339.3 million as of December 31, 2014.

Reverse Stock Split: In May 2015, Lexicon completed a one-for-seven reverse stock split. All references to common shares and per-share data for all periods presented in this release have been adjusted to give effect to this reverse stock split.

Lexicon Conference Call

Lexicon management will hold a conference call to discuss its clinical development progress and financial results at 8:30 a.m. Eastern Time on August 7, 2015. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 6877505. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through September 7, 2015.

About Lexicon

Lexicon is a fully integrated biopharmaceutical company that is applying a unique approach to gene science, based on Nobel Prize-winning technology, to discover and develop precise medicines for patients with serious, chronic conditions. Through its Genome5000™ program, Lexicon scientists have studied the role and function of nearly 5,000 genes over the last 20 years and have identified more than 100 protein targets with therapeutic potential in a range of diseases. Through the precise targeting of these proteins, Lexicon is pioneering the discovery and development of innovative medicines to safely and effectively treat disease. Lexicon has a pipeline of promising drug candidates in clinical and pre-clinical development in oncology, diabetes and metabolism. For additional information please visit. www.lexpharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of telotristat etiprate (LX1032) and sotagliflozin (LX4211) including characterizations of the results of and projected timing of clinical trials and the potential therapeutic and commercial potential of sotagliflozin and telotristat etiprate. In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully conduct clinical development of sotagliflozin and telotristat etiprate and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2014, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Collaborative agreements	$338	$627	$2,130	$799
Subscription and license fees	38	49	38	154
Total revenues	376	676	2,168	953
Operating expenses:
Research and development, including stock-based compensation of $868, $940, $1,972 and $2,398, respectively	20,769	21,187	41,634	45,140
Increase (decrease) in fair value of Symphony Icon, Inc. purchase liability	(12)	448	1,741	1,590
General and administrative, including stock-based compensation of $920, $900, $1,769 and $1,692, respectively	6,307	5,152	12,008	10,806
Total operating expenses	27,064	26,787	55,383	57,536
Loss from operations	(26,688)	(26,111)	(53,215)	(56,583)
Interest expense	(1,655)	(455)	(3,357)	(912)
Interest and other income, net	269	538	422	632
Consolidated net loss.	$(28,074)	$(26,028)	$(56,150)	$(56,863)

Consolidated net loss per common share, basic and diluted	$(0.27)	$(0.35)	$(0.54)	$(0.77)

Shares used in computing net loss per common share, basic and diluted	103,608	73,518	103,562	73,470

Consolidated Balance Sheet Data	As of June 30,	As of December 31,
(In thousands)	2015	2014
	(unaudited)
Cash and investments	$282,483	$339,339
Assets held for sale	23,849	23,849
Property and equipment, net	684	1,080
Goodwill	44,543	44,543
Other intangible assets	53,357	53,557
Total assets	415,964	471,376
Deferred revenue	13,926	14,297
Current and long-term debt	106,755	107,667
Other long-term liabilities	23,036	23,535
Accumulated deficit	(1,160,402)	(1,104,252)
Total stockholders’ equity	231,474	284,018

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Contact for Lexicon:

Chas Schultz
Senior Director, Finance and Communications
(281) 863-3421
cschultz@lexpharma.com

[1]	Octreotide acetate for injectable suspension was approved by FDA for the treatment of carcinoid syndrome in 1998.